European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iii)

UK MiFIR product governance / Retail investors, professional investors and ECPs target market

Solely for the purposes of the manufacturerꞌs product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of “retained EU law”, as defined in the European Union (Withdrawal) Act 2018 (“EUWA”), and eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients as defined in Regulation (EU) No 600/2014 as it forms part of “retained EU law”, as defined in the EUWA ("UK MiFIR"); and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturerꞌs target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturerꞌs target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

Pricing Supplement

6 September 2023

European Bank for Reconstruction and Development

INR 8,300,000,000 6.30 per cent. Notes due 26 October 2027 (the “Notes”) (to be consolidated and form a single series with the Issuer’s INR 1,900,000,000 6.30 per cent. Notes due 26 October 2027 issued on 26 October 2021, the Issuer’s INR 3,775,000,000 6.30 per cent. Notes due 26 October 2027 issued on 16 December 2021, the Issuer’s INR 1,847,500,000 6.30 per cent. Notes due 26 October 2027 issued on 21 January 2022, the Issuer’s INR 877,500,000 6.30 per cent. Notes due 26 October 2027 issued on 23 February 2023, the Issuer’s INR 4,100,000,000 6.30 per cent. Notes due 26 October 2027 issued on 9 May 2023, the Issuer’s INR 1,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 5 July 2023, the Issuer’s INR 4,250,000,000 6.30 per cent. Notes due 26 October 2027 issued on 11 July 2023 and the Issuer’s INR 4,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 25 July 2023) (payable in United States Dollars) issued pursuant to the European Bank for Reconstruction and Development EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Indian Rupee (“INR”), the lawful currency of the Republic of India, provided that all payments in respect of the Notes will be made in United States dollars (“USD”) only, subject to the provisions set out in the Annex hereto.
2	Nominal Amount:	INR 8,300,000,000
3	Type of Note:	Fixed Rate
4	Issue Date:	8 September 2023
5	Issue Price:	97.0240 per cent. of the Nominal Amount plus 317 days’ accrued interest (amounting to INR 5471.76 per Specified Denomination) on the Nominal Amount from (and including) 26 October 2022 to (but excluding) the Issue Date
6	Maturity Date:	26 October 2027 (subject to the provisions set out in the Annex hereto)
7	Fungible with existing Notes:	Yes. The Notes will be consolidated and form a single series with the Issuer’s INR 1,900,000,000 6.30 per cent. Notes due 26 October 2027 issued on 26 October 2021, the Issuer’s INR 3,775,000,000 6.30 per cent. Notes due 26 October 2027 issued on 16 December 2021, the Issuer’s INR 1,847,500,000 6.30 per cent. Notes due 26 October 2027 issued on 21 January 2022, the Issuer’s INR 877,500,000 6.30 per cent. Notes due 26 October 2027 issued on 23 February 2023, the Issuer’s INR 4,100,000,000 6.30 per cent. Notes due 26 October 2027 issued on 9 May 2023, the Issuer’s INR 1,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 5 July 2023, the Issuer’s INR 4,250,000,000 6.30 per cent. Notes due 26 October 2027 issued on 11 July 2023 and the Issuer’s INR 4,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 25 July 2023, as at the Issue Date.
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination:	INR 100,000 and minimum increments of INR 100,000
11	Exchange of Bearer Notes:	Not Applicable
12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular.
PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	Not Applicable
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	26 October 2022
Fixed Rate Notes:
16	(a) Fixed Rate of Interest:	6.30 per cent. per annum, payable annually in arrear. For the avoidance of doubt, an amount equal to INR 6,300 per Specified Denomination (the “Fixed Interest Amount”) shall be payable on each Fixed Interest Date, provided that the Fixed Interest Amount shall be payable in USD, as further described in the Annex hereto.
	(b) Fixed Interest Dates:	26 October in each year, from and including 26 October 2023, to and including the Maturity Date, subject to adjustment for payment purposes in accordance with the Business Day Convention specified below and further subject to the provisions set out in the Annex hereto.
	(c) Initial Broken Amount per Specified Denomination:	Not Applicable
	(d) Final Broken Amount per Specified Denomination:	Not Applicable
	(e) Fixed Day Count Fraction:	Actual/Actual – ICMA
	(f) Business Day Convention:	Modified Following Business Day Convention
	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies (and for the avoidance of doubt, Mumbai shall be the principal financial centre). London, New York City and Singapore shall be additional business centres.
	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No
17	Zero Coupon Notes:	Not Applicable
18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies subject to the provisions set out in the Annex hereto.
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:	No
	(b) Redemption at Noteholder’s option:	No
23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100 per cent. subject to the provisions set out in the Annex hereto
	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	100 per cent. of the Specified Denomination, subject to the provisions set out in the Annex hereto
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated names and address of Dealer:	J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager(s):	None

30	Additional selling restrictions:

The Republic of India

The Dealer acknowledges that the Offering Circular will not be registered as a prospectus with the Registrar of Companies in the Republic of India and the Notes will not be offered or sold in the Republic of India. Neither the Notes nor the Offering Circular nor any other offering document or material relating to the Notes shall be marketed or sold, directly or indirectly, in the Republic of India to any person who may be a resident or non-resident; or outside the Republic of India to any person who is a resident of the Republic of India. The Notes shall not be sold to any entity that is regulated by the Indian government or political subdivision thereof; any department, agency or body of the Indian government or political subdivision thereof; any regulatory authority, including the Reserve Bank of India and the Securities Exchange Board of India and such entity is not entering into any contract where it may derive any ownership or economic or any other interest from or in such Notes.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	240045516
	ISIN Code:	XS2400455163
	CUSIP Number:	Not Applicable
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the Regulated Market of the London Stock Exchange plc.
35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable
36	Additional Information:	The provisions set out in the Annex shall apply to the Terms and Conditions in accordance herewith.
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 8 September 2023, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “UK MiFIR product governance / Retail investors, professional investors and ECPs target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

/s/ Stefan Filip

By:

Authorised signatory

PART B – OTHER INFORMATION

1	LISTING

Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to trading on the London Stock Exchange plc’s Regulated Market with effect from 8 September 2023 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on or prior to such date, or, if obtained, that it will be maintained.

The Notes are to be consolidated and form a single series with the Issuer’s INR 1,900,000,000 6.30 per cent. Notes due 26 October 2027 issued on 26 October 2021, the Issuer’s INR 3,775,000,000 6.30 per cent. Notes due 26 October 2027 issued on 16 December 2021, the Issuer’s INR 1,847,500,000 6.30 per cent. Notes due 26 October 2027 issued on 21 January 2022, the Issuer’s INR 877,500,000 6.30 per cent. Notes due 26 October 2027 issued on 23 February 2023, the Issuer’s INR 4,100,000,000 6.30 per cent. Notes due 26 October 2027 issued on 9 May 2023, the Issuer’s INR 1,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 5 July 2023, the Issuer’s INR 4,250,000,000 6.30 per cent. Notes due 26 October 2027 issued on 11 July 2023 and the Issuer’s INR 4,000,000,000 6.30 per cent. Notes due 26 October 2027 issued on 25 July 2023.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.
3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.
4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer	The net proceeds of the issue of the Notes (which is expected to be INR 8,507,147,963.80 but payable in USD in the amount of USD 102,954,713.35) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.
	(ii) Estimated net proceeds:	INR 8,507,147,963.80 (USD equivalent: USD 102,954,713.35)
	(iii) Estimated total expenses:	£10,000
5	YIELD
	Indication of yield:	7.15 per cent. per annum.
As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.
6	HISTORIC INTEREST RATES
Not Applicable
7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING
Not Applicable
8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT
In the circumstances described in the Annex hereto, the amount received by holders of the Notes may be affected by the INR/USD foreign exchange rate. Information in respect of the INR/USD foreign exchange rate can be found on Bloomberg.

Annex

Calculation of Fixed Interest Amount, Early Redemption Amount and Redemption Amount per Specified Denomination

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date (if any) as applicable, and determined by the Calculation Agent as follows, on the corresponding Rate Fixing Date:

Specified Denomination x (1/Reference Rate on the applicable Rate Fixing Date) rounded to the nearest cent with USD 0.005 being rounded up

The Fixed Interest Amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent as follows, on the corresponding Rate Fixing Date:

Specified Denomination x Rate of Interest x (1/Reference Rate on the applicable Rate Fixing Date) x Day Count Fraction rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall notify the Issuer, the Agent and the Noteholders of its determination of the Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and Fixed Interest Amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date (if any) and/or relevant Fixed Interest Date (as applicable), as soon as practicable after such determination (but in no event later than 4 (four) Business Days prior to the Maturity Date, Early Redemption Date and/or relevant Fixed Interest Date (as applicable)).

If the Reference Rate is not available for any reason on the “Financial Benchmarks India Pvt. Ltd.’s website (www.fbil.org.in)” or on any successor page on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a “Price Source Disruption Event”) has occurred, and shall promptly inform the Issuer and Agent of such occurrence. Following the determination of the occurrence of a Price Source Disruption Event, Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling 5 (five) Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists and (ii) the Postponed Fixed Interest Date (as defined below), the Postponed Early Redemption Rate (as defined below) or the Postponed Maturity Date (as defined below), as the case may be.

If on the tenth (10th) Business Day following the original Rate Fixing Date the Reference Rate is still unavailable on the Financial Benchmarks India Pvt. Ltd.’s website (www.fbil.org.in) (or any successor page) then the rate shall be the average of such firm quotes (expressed as the number of INR per one USD) from four Reference Dealers as the Calculation Agent is able to obtain for the sale of INR and the purchase of USD at or about 1:30 p.m. Mumbai time on the Rate Fixing Date for settlement two Mumbai Business Days thereafter, provided, however that if fewer than four (but at least two) Reference Dealers provide such firm quote then the average of the quotes actually obtained shall apply, and if none of the Reference Dealers provides such a firm quote, the Reference Rate will be determined by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner.

For the purposes of these provisions:

“Business Day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the business centre(s) specified or, if no business centre is specified, in London, New York City, Singapore and Mumbai;

“Calculation Agent” means JP Morgan Chase Bank, N.A. in accordance with the provisions of the calculation agency agreement entered into between the Issuer and the Calculation Agent dated 9 February 2007 (as amended and/or supplemented from time to time, the “Calculation Agency Agreement”). All references to the Calculation Agent shall include any successor or successors to the JP Morgan Chase Bank,N.A. as Calculation Agent in respect of the Notes. The determination by the Calculation Agent of any amount or of any state of affairs, circumstance, event or other matter, or the formation of any opinion or the exercise of any discretion required or permitted to be determined, formed or exercised by the Calculation Agent under the Notes and pursuant to the Calculation Agency Agreement shall (in the absence of manifest error) be final and binding on all parties (including, but not limited to, the Issuer and the Noteholders) and shall be made in its sole discretion in good faith and in a commercially reasonable manner in accordance with the Calculation Agency Agreement. In performing its duties under the Notes, the Calculation Agent shall act in accordance with the Calculation Agency Agreement;

“Early Redemption Date” means the date on which the Notes become due and payable pursuant to Conditions 5(d) and 9;

“Mumbai Business Day” means a day on which commercial banks are open for business including dealings in foreign exchange in accordance with the market practice of the foreign exchange market in Mumbai;

“Postponed Fixed Interest Date” means the tenth (10th) Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth (10th) Business Day following the originally scheduled Maturity Date;

“Postponed Early Redemption Date” means the tenth (10th) Business Day following the Early Redemption Date (if any);

“Rate Fixing Date” means the date which is five (5) Business Days prior to the each of the applicable Fixed Interest Date, Early Redemption Date (if any), or Maturity Date. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists and (ii) the tenth (10th) Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the INR/USD exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner; and

“Reference Rate” means the Indian Rupee/U.S. Dollar reference rate, expressed as the amount of Indian Rupee per one U.S. Dollar, for settlement in two Mumbai Business Days, reported by Financial Benchmarks India Pvt. Ltd. (www.fbil.org.in) at approximately 1:30 p.m., Mumbai time, or as soon thereafter as practicable, on that Rate Fixing Date.